UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             KITE REALTY GROUP TRUST
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    49803T102
                                 (CUSIP Number)

                                 AUGUST 29, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
| |      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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CUSIP No. 49803T102                                      13G/A                            Page 2 of 5 Pages
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--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ABN AMRO ASSET MANAGEMENT, INC.

--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b)
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          ILLINOIS

--------- ------------------------------------------------------------------------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                 2,759,506
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                       0
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                            2,898,533
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                                   0
------------------- ----- --------------------------------------------- ----------------------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      2,898,533
--------- ---------------------------------------------------------------------------- -------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 10.035%
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                               INVESTMENT ADIVSER
--------- ---------------------------------------------------------------------------- -------------------------------

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CUSIP No. 49803T102                                     13G/A                             Page 3 of 5 Pages
---------------------------------------- -------------------------------------- ----------------------------------------

ITEM 1.
        (a) Name of Issuer: KITE REALTY GROUP

        (b) Address of Issuer's Principal Executive Offices:
            30 S. MERIDIAN, SUITE 1100
            INDIANAPOLIS, IN 46204

ITEM 2.
        (a) Name of Person Filing:
            ABN AMRO ASSET MANAGEMENT, INC.

        (b) Address of Principal Business Office or, if none, Residence:
            135 S. LASALLE, STE 2300, CHICAGO, IL 60603

        (c) Citizenship: ILLINOIS

        (d) Title of Class of Securities:
            COMMON STOCK

        (e) CUSIP Number: 49803T102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ] Broker or dealer registered under section 15 of the Act
               (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)
               (E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
       (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
       (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
       (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
       (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


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CUSIP No. 369822101                                      13G/A                             Page 4 of 5 Pages
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ITEM 4.          OWNERSHIP.


          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)     Amount beneficiall owned:                                          2,898,533

     (b)     Percent of class:                                                      10.035%

     (c)     Number of shares as to which the person has:

                 (i) Sole power to vote or to direct the vote:
                                                                                2,759,506
                 (ii) Shared power to vote or to direct the vote:
                                                                                    N/A
                (iii) Sole power to dispose or to direct the disposition of:
                                                                                2,898,533
                 (iv) Shared power to dispose or to direct the disposition of:
                                                                                    N/A

Item 5.      Ownership of Five Percent or Less of a Class:
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

Item 7.      Identification and Classification of the Subsidiary
             Which Acquired the Security Being Reported on By the Parent Holding
             Company:


Item 8.      Identification and Classification of Members of the Group:


Item 9.      Notice of Dissolution of a Group:


Item 10.     Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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CUSIP No. 369822101                                      13G/A                            Page 5 of 5 Pages
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                                                     SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


October 8, 2007
Date
/s/ BRIAN LORD
---------------
Signature

Brian Lord
Name/Title: Chief Compliance Officer



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
              CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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